As filed with the U.S. Securities and Exchange Commission on October 17, 2025.

Registration No. 333-289797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Decent Holding Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	9511	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

4th Floor & 5th Floor North Zone, Dingxin Building
No. 106 Aokema Avenue,
Laishan District, Yantai, Shandong Province
People’s Republic of China 264003
Telephone: +86 0535-5247776
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Telephone: +1 212-588-0022	Mark E. Crone, Esq. Liang Shih, Esq. Zhiqi “Camilla” Zheng, Esq. The Crone Law Group, P.C. 420 Lexington Avenue, Suite 2446 New York, New York 10170 Telephone: +1 646-861-7891

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

This Amendment No. 2 to the registration statement on Form F-1 (File No.: 333-289797) (the “Registration Statement”) is being filed solely for the purposes of (i) amending the cover page hereto to replace the delaying amendment language pursuant to Section 8(a) of the Securities Act of 1933 and (ii) refiling exhibit 4.1 to the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note and the revised version of the cover page of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on September 15, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director’s), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in the above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following unregistered securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

The Company’s previous authorized share capital was $50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 per share. On January 6, 2022, the date of the incorporation of Decent Holding Inc., 1 Ordinary Share was issued with a par value of US$0.0001 to Osiris International Cayman Limited and subsequently transferred to Decent Limited, a company incorporated in the British Virgin Islands. On the same day, we further issued an aggregate of 15,000,000 Ordinary Shares to five shareholders, including Decent Limited (holding 13,026,000 Ordinary Shares) that owns more than 5% of our issued and outstanding ordinary shares, in connection with the incorporation of the Company pursuant to the exemptions from registration under Regulation S and Section 4(a)(2) under the Securities Act regarding transactions not involving a public offering.

On July 31, 2023, Glacier Warrior International Limited and Glacier Warrior Holdings Limited transferred a total of 1,500,000 Ordinary Shares to Decent Ecolo Limited, at the respective consideration of US$1.00 and US$1.00.

We believe that the issuance described above was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or Section 4(a)(2) under the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

The following table sets forth the breakdown of the shareholding of each shareholder prior to the initial public offering:

Shareholders	Number of Ordinary Shares Issued
Decent Limited	13,026,000 Ordinary Shares
Decent Ecolo Limited	1,902,000 Ordinary Shares
Junrong International Limited	72,000 Ordinary Shares

On May 9, 2025, the Company convened its extraordinary general meeting of shareholders, during which the shareholders of the Company approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure through reclassification of our ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares. As a result, (i) all 16,250,000 Ordinary Shares issued and outstanding were reclassified into class A ordinary shares with a par value of US$0.0001 each, each having one (1) vote per share and with other rights attached to it in the Second Amended and Restated Memorandum and Articles of Association on a one for one basis; (ii) 5,000,000 ordinary shares issued and outstanding were reclassified into 5,000,000 class B ordinary shares with a par value of US$0.0001 each, each having twenty (20) votes per share and with other rights attached to it in the Second Amended and Restated Memorandum and Articles of Association on a one for one basis; and (iii) the remaining 483,750,000 authorized but unissued ordinary shares were redesignated into Class A ordinary shares on a one for one basis. Concurrently, the shareholders approved for the Company to redesignate, reclassify and repurchase 8,026,000 Class A ordinary shares and 5,000,000 Class B ordinary shares registered in the name of Decent Limited.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yantai, Shandong Province, China, on October 17, 2025.

Decent Holding Inc.

By:	/s/ Haicheng XU
Name:	Haicheng XU
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Dingxin SUN		Chairman of the Board and Director	October 17, 2025
Name:	Dingxin SUN

/s/ Haicheng XU		Chief Executive Officer	October 17, 2025
Name:	Haicheng XU	(principal executive officer)

/s/ Francis Zhang		Chief Financial Officer	October 17, 2025
Name:	Francis ZHANG	(principal financial and accounting officer)

/s/ Dingyan Sun		Director	October 17, 2025
Name:	Dingyan SUN

/s/ Tao FENG		Director	October 17, 2025
Name:	Tao FENG

/s/ Zijian TONG		Director	October 17, 2025
Name:	Zijian TONG

/s/ Chun Yu Leeds CHOW		Director	October 17, 2025
Name:	Chun Yu Leeds CHOW

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Decent Holding Inc., has signed this registration statement or amendment thereto in New York on October 17, 2025.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

Decent Holding Inc.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Placement Agency Agreement
3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s Form 6-K, filed with the SEC on May 28, 2025)
4.1+	Form of Warrant for this offering
5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A Ordinary Shares being registered
5.2*	Opinion of Ortoli Rosenstadt LLP regarding the enforceability of the warrants
10.1	Employment Agreement between the Chief Executive Officer, Haicheng XU, and the Company (incorporated by reference to Exhibit 10.1 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.2	Employment Agreement between the Chief Financial Officer, Francis ZHANG, and the Company (incorporated by reference to Exhibit 10.2 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.3	Form of Director Offer Letter (incorporated by reference to Exhibit 10.3 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.4	English Translation of Office Rental Agreement between Shandong Dingxin Energy Saving Technology Group Co., LTD. and Decent China, dated April 1, 2023 (incorporated by reference to Exhibit 10.4 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.5	English Translation of Office Rental Agreement between Shandong Dingxin Energy Saving Technology Group Co., LTD. and Decent China, dated September 16, 2022 (incorporated by reference to Exhibit 10.5 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.6	Form of Purchase Contract by and between Decent China and supplier (incorporated by reference to Exhibit 10.6 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.7	Form of Sales Contract by and between Decent China and customer (incorporated by reference to Exhibit 10.7 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.8	Form of Project Contract by and between Decent China and customer (incorporated by reference to Exhibit 10.8 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
10.9*	Form of Securities Purchase Agreement
10.10*	Form of Lock-Up Agreement
14.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.5 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
14.2	Insider Trading Policy (incorporated by reference to Exhibit 14.2 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
14.3	Executive Compensation Recovery Policy (incorporated by reference to Exhibit 14.1 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
23.1+	Consent of WWC, P.C.
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3*	Consent of Guantao Law Firm (included in Exhibit 99.4)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.2 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.3 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.4 to our registration statement on Form F-1 (File No. 333-282509), as amended, initially filed with the SEC on October 4, 2024)
99.4*	Opinion of Guantao Law Firm regarding PRC law matters
107*	Filing Fee Table

+	Filed herewith.

*	Previously filed.